Exhibit 10.19

CERTAIN INFORMATION HAS BEEN OMITTED OR REDACTED FROM VERSION OF THIS EXHIBIT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

Gewerberaummietvertrag 72379 Hechingen, Lotzenäcker 25, zu errichtender Neubau	Commercial Lease Agreement 72379 Hechingen, Lotzenäcker 25, new building to be built
Zwischen	Between
(1) Frau Annika Sunnanväder, [ ]	(1) Frau Annika Sunnanväder, [ ]
– nachstehend "Vermieter" genannt –	– hereinafter referred to as "Lessor" –
und	and
(2) JOTEC GmbH, Lotzenäcker 23/25, 72579 Hechingen	(2) JOTEC GmbH, Lotzenäcker 23/25, 72579 Hechingen
– nachstehend "Mieter" genannt –	– hereinafter referred to as "Lessee" –
– nachstehend Vermieter und Mieter ge- meinsam die "Parteien" genannt –	– Lessor and Lessee hereinafter jointly referred to as the "Parties" –
wird folgender Gewerberaummietvertrag geschlossen:	the following lease agreement concerning commercial premises is concluded:
§ 1 Mietgegenstand	Article 1 Lease Object
(1) Der Vermieter ist Eigentümer des in 72579 Hechingen, Lotzenäcker 25, gelegenen Grundstücks (im Folgen- den: "Lotzenäcker 25").	(1) Lessor is the owner of the property located in 72579 Hechingen, Lotzenäcker 25 (hereinafter referred to as "Lotzenäcker 25").
(2) Der Mietgegenstand ("Mietobjekt" oder "Mietgegenstand") befindet sich auf der Ostseite der Liegenschaft Lotzenäcker 25.	(2) The lease object ("Lease Object" or "Leased Object") is situated on the east side of the property Lotzenäcker 25.

(3)      Die Parteien sind bereits durch einen Mietvertrag vom 27.10.2017 / 02.11.2017 mit einem 1. Nachtrag vom 27.04.2018 (der "bisherige Mietvertrag") betreffend die Liegen- schaft Lotzenäcker 25 verbunden.

(3)      The Parties are already connected by a lease agreement dated 27 October 2017 / 02 November 2017 with a 1st amendment dated 27 April 2018 (the "current lease agreement") concerning the Lotzenäcker 25 property.

(4)      Der Mietgegenstand ("Mietobjekt" oder "Mietgegenstand") erstreckt sich auf die in dem / den als Anhang 1 beigefügten Plan farbig gekennzeichneten Flächen innerhalb der Liegenschaft Lotzenäcker 25. Die Lage und Größe der zum Mietgegenstand gehörenden Flächen ergeben sich zudem aus der in Anhang 1 beigefügten Flächenaufstellung.

(4)      The lease object ("Lease Object" or "Leased Object") extends to the areas within Lotzenäcker 25 property marked in color in the plan attached as Annex 1. The location and size of the areas belonging to the leased object are also determined by the area layout enclosed as Annex 1.

(5)      Der Mietgegenstand wird vom Vermieter auf der im Anhang 1 ausgewiesenen Fläche auf seine Kosten neu errichtet, bestehend aus einem zweigeschossigen Gebäude (ca. [      ]m² Bruttogeschossfläche). Die Baupläne liegen dem Mieter vor. Mit der Fertigstellung des Mietgegenstandes wird in etwa 12 Monaten gerechnet. Art und voraussichtliche Größe der Flächen ergeben sich aus den als Anhang 2 (Erdgeschoss) und Anhang 3 (Obergeschoss) beigefügten Flächenplänen. Verkehrsflächen und andere Gemeinschaftsflächen auf dem Grundstück des Vermieters kann der Mieter uneingeschränkt mitnutzen.

(5)      The Lease Object shall be newly constructed by the Lessor at his own expense on the area shown in Annex 1, consisting of a two-storey building (approx. [      ]m² gross floor area). The construction plans already are in the possession of the lessee. The completion of the rental object is expected in approximately 12 months. The type and expected size of the areas are shown in the area plans attached as Appendix 2 (ground floor) and Appendix 3 (upper floor). The Lessee may co-use traffic areas and other common areas on the Lessor's property without restriction.

Ausführung und Ausstattung des zu errichtenden Mietobjekts samt den Flächen im Mietobjekt ergeben sich aus der Baubeschreibung, die als Anhang 4 beigefügt ist. Die Parteien stellen klar, dass von der Baubeschreibung nicht wesentlich abgewichen werden darf.

The construction and equipment of the lease object which will be constructed, including the areas in the leased property, are set out in the building specification attached as Annex 4. The parties make it clear that no substantial deviations from the building specifications are allowed.

Die Parteien stellen klar, dass der Vermieter auf seine Kosten und sein Risiko die erforderliche Baugenehmigung beantragt. Behördliche Anordnungen und Auflagen sind vom Vermieter zu erfüllen.

Der Innenausbau des im Erdgeschoss befindlichen Reinraums mit einer Nutzfläche von ca.[          ]m² - in Anhang 2 blau gekennzeichnete Fläche – ist Sache des Mieters. Die für diese Maßnahme vorgesehenen Ausbaupläne, Baubeschreibungen und Kostenanschläge wird der Mieter dem Vermieter vorlegen, sobald dem Mieter diese Unterlagen vorliegen. Die Klimatisierung sowie die IT-Infrastruktur ist ebenfalls Sache des Mieters. Der Vermieter gewährt dem Mieter sowie sämtlichen vom Mieter beauftragten Unternehmen uneingeschränkten Zutritt zum Mietgegenstand vor Übergabe.

The parties make it clear that the Lessor applies for the necessary building permit at his own expense and risk. Official orders and conditions are to be fulfilled by the Lessor.

The Lessee is responsible for the interior fittings of the clean room located on the first floor with a usable floor space of approx. [       ] sqm – the area marked blue in Annex 2. The Lessee will submit the extension plans, building descriptions and cost estimates for this measure to the Lessor as soon as these documents are available to the Lessee. The Lessee is also responsible for air conditioning system and IT infrastructure. The Lessor shall grant the Lessee and all companies commissioned by the Lessee unrestricted access to the Lease Object prior to handover.

(6) Der Vermieter ist verpflichtet, den bezugsfertigen Mietgegenstand bis spätestens 01.06.2021 ohne wesentliche Mängel an den Mieter zu übergeben.	(6) The Lessor is obliged to hand over the ready-for-occupancy Lease Object to the Lessee by June 1st, 2021 at the latest and without any major defects.

§ 2 Nutzung, Untervermietung, Konkurrenz- schutz und Betriebspflicht	Article 2 Use, Sublease, Protection From Competition And Obligation to Operate
(1) Nutzung der Räume.	(1) Use of the premises.
a) Die Vermietung erfolgt zu fol- genden Zwecken:	a) The intended usage of the premises is as follows:
- Entwicklung, - Produktion, und - Vertrieb von medizintechnischen Erzeugnissen.	- Development, - Production, and - Distribution of medical-technical products.

b)       Der Vermieter steht dafür ein, dass die erforderlichen bau rechtlichen Genehmigungen für die in a) genannte Nutzung vorliegen. Der Vermieter übernimmt keine Haftung dafür, dass notwendige behördliche Genehmigungen für den vorgesehenen Geschäftsbetrieb des Mieters vorliegen oder erteilt werden, sofern die Genehmigungen nicht aus Gründen ver- sagt oder aufgehoben werden, die auf der baulichen Beschaffenheit des Mietobjekts beruhen.

b)      The Lessor is responsible for maintaining the required permits under building law for the usage defined in a). Lessor will not assume any liability in terms of whether official permits required for Lessee's intended business operations are or will be issued, unless the permits are refused or revoked for reasons relating to the condition of the Lease Object.

c) Der Mieter darf die Mieträume nur zu den in Abs. a) genannten gewerblichen Zwecken nutzen. Eine beab- sichtigte Nutzungsänderung bedarf der schriftlichen Zustimmung des Vermieters.	c) Lessee may use the leased premises only for the commercial purposes specified in par. a) Each and any intended change in use requires the prior written permission of Lessor.
(2) Untervermietung der Räume	(2) Sublease of the Premises

      Der Mieter ist mit vorheriger schriftli- cher Zustimmung des Vermieters zur vollständigen oder teilweisen Unter- vermietung des Mietgegenstands im Rahmen des Mietzwecks berechtigt. Der Vermieter kann seine Zustim- mung zur Untervermietung nur aus wichtigem Grund verweigern. Die Zustimmung ist nicht erforderlich bei Untervermietung an mit dem Mieter ver- bundene Unternehmen gem. § 15 AktG.

      Lessee is entitled to completely or partly sublet the Lease Object with prior written consent of Lessor, within the framework of the lease purpose. Lessor can only deny consent for compelling reasons. Consent is not required in case of sublease to companies affiliated with Lessee pursuant to § 15 of the German Stock Corporation Act (AktG).

(3) Außer in den Fällen des § 566 BGB ist eine rechtsgeschäftliche Übertra- gung der vermieterseitigen Rechte und Pflichten auf einen Dritten ausge- schlossen.	(3) Except in the cases of § 566 BGB (German Civil Code) a transfer of the landlord's rights and obligations to a third party is excluded.

§ 3 Zustand der Räume	Article 3 Shape of Premises
(1) Der Mietgegenstand wird neu errichtet.	(1) The Lease Object will be a new construction.

(2)      Der Mieter ist berechtigt, Um-, An- und Einbauten sowie mit dem Mietge- genstand fest verbundene Einrichtun- gen, die der vertragsgemäße Ge- brauch fordert, mit Zustimmung des Vermieters vorzunehmen. Die Zu- stimmung darf nur aus wichtigem Grund versagt werden.

(2)      With the consent of Lessor, Lessee may carry out conversions, extensions, and installations and firmly affix facilities to the Lease Object that are required for contractual use. Such consent may be refused only for good reason.

(3)      Der Mieter ist verpflichtet, die gemie- teten Räume in ordnungsgemäßen Zustand zu erhalten und bei Beendi- gung des Mietverhältnisses in ord- nungsgemäßen Zustand am letzten Tag der Laufzeit zurückzugeben.

(3) The Lessee is obliged to keep the rented rooms in proper condition and to return them to the tenant in proper condition on the last day of the contract period upon termination of the tenancy.

(4)      Im Falle einer Beendigung des Miet- verhältnisses ist der Mieter verpflich- tet, den bei Beginn des Mietverhältnisses vorhandenen Zustand bis spätestens zum letzten Tag der Laufzeit wiederherzustellen. Entfernt der Mieter Einrichtungen, so hat er dafür zu sorgen, dass die Mietsache sich wieder in dem ursprünglichen, ordnungsgemäßen Zustand befindet.

(4)      In the event of termination of the rental agreement, the Lessee shall be obliged to restore the Lease Object to the conditions at the beginning of the rental agreement by no later than the last day of the contract period. If the Lessee removes furnishings, it must ensure that the leased property is returned to its original, orderly condition.

§ 4 Laufzeit, Optionsrecht	Article 4 Term, Option Right
(1) Der Mietvertrag beginnt nach Übergabe des Mietgegenstandes und hat eine feste Mietzeit, welche am 31.12.2032 endet.	(1) The lease is scheduled to begin with the handover of the rental subject and has a fixed term which ends on 31 December 2032.

(2)      Je nach Fertigstellung des Mietge- genstands kann der Mietvertrag früher oder später beginnen. Das Mietverhältnis beginnt mit der Übergabe des Mietgegenstands. Der Vermieter wird dem Mieter den Übergabetermin 4 Wochen vorher schriftlich mitteilen. Die Übergabe und damit der Mietbeginn werden in einem Nachtrag zum Mietvertrag festgehalten.

(2)      Depending on the completion of the lease object, the lease may begin sooner or later. The rental agreement begins with the handover of the rental object. The Lessor shall inform the Lessee in writing of the handover date 4 weeks in advance. The handover and thus the start of the rental period shall be recorded in a supplement to the rental agreement.

(3)      Dem Mieter wird das Recht einge- räumt, die feste Mietzeit einmal durch einseitige Erklärung um weitere 10 (zehn) Jahre zu verlängern („Options- recht“). Der Mieter hat das Options- recht spätestens 9 (neun) Monate vor Ablauf der festen Mietzeit gegenüber dem Vermieter schriftlich auszuüben.

(3)      The Lessee may give one-sided notice to extend the Initial Term by a period of another 10 (ten) years (“Option Right”). The Lessee may exercise the Option Right by written notice to the Lessor to be given no later than 9 (nine) months before the end of the Initial Term.

(4)      Nach Ablauf der Grundmietzeit ein- schließlich eventueller Verlängerun- gen infolge Ausübung eines Options- rechts verlängert sich das Mietver- hältnis jeweils um ein Jahr, wenn nicht eine  der  Parteien  spätestens 6 Monate vor Ablauf der Mietzeit der automatischen Verlängerung kündigt.

(4)      At the end of the basic lease term, including any possible extensions caused by the Lessee's usage of his Option Right, the lease will automatically be prolonged, each time with one year until one of the parties issues a termination no later than 6 months before the end of the lease term.

(5) Ein stillschweigende Verlängerung des Mietverhältnisses nach § 545 BGB ist ausgeschlossen.	(5) A tacit extension of the Lease Agreement according to § 545 BGB (German Civil Code) is impossible.

§ 5 Miete und Nebenkosten	Article 5 Rent and Ancillary Costs
(1) Als monatliche Grundmiete wird ver- einbart: EUR [ ] netto zuzüglich der Umsatzsteuer in gesetzlicher Höhe von nach derzeitigem Stand 19% (EUR [ ) ], insgesamt EUR [ ]pro Monat.	(1) The monthly base rent is agreed on as follows: EUR [ ]net plus VAT at the rate prescribed by law, which is currently expected to be 19% (EUR [ ]), total EUR [ ]per month.

(2)      Neben der Grundmiete hat der Mieter Nebenkosten wie folgt zu tragen:

Die durch ihn verursachten Heizungs-, Wasser- und Stromkosten sowie die Gebühren und Kosten für Gebäudereinigung, Straßenreinigung, Entwässerung, Müllabfuhr, Schornsteinfeger, Pflege (inkl. Reini- gung) der Aussen- und Gartenanlagen, Gebäudeversicherung und Grundsteuer, Wartung der Brandmeldeanlage, Wartung der Be- und Entlüftungsanlagen, Wartung der Klima-/Kälteanlagen, Wartung der RWA-Anlagen,  Wartung der Sprinkleranlage, Wartung der Rauchmelder, Wartung der CO2-Störmeldeanlagen, Wartung der Notstromaggregate, Wartung der Blitzschutzanlagen, Wartung der Türsprech- und Öffnungsanlagen, Wartung von Rollläden und Toren, Wartung der Sonnenschutzanlagen, Wartung der Markisen, Wartung der Elektroanlagen, Wartung der Wasserenthärtungs- und Sanitäranlagen, Wartung der Hebeanlagen, Wartung von Feuerlöschern, Wartung der Trockenleitungen, Wartung der Löschwasserdruckerhöhungsanlage, Wartung wasserabweisender Teile des Gebäudes, Reinigung der Fassade , Dachrinnenreinigung, Wartung von Türschlössern, Wartung von Fensterscharnieren, notwendige Überprüfungen durch Feuerwehr oder technische Überwachungsorganisationen, Legionellenprüfung gem. Trinkwasserverordnung  (TrinkwV).

(2)      In addition to the basic rent, the Lessee shall bear incidental expenses as follows:

With regard to the Lotzenäcker 25 property, the Lessee shall bear the heating, water and electricity costs caused by him/her as well as the fees and costs for cleaning of buildings, street cleaning, drainage, garbage disposal, chimney sweep, maintenance (incl. cleaning) of outdoor facilities and gardens, building insurance and property tax, maintenance of fire alarm system, maintenance of Ventilation systems, maintenance of air conditioning/refrigeration systems, maintenance of smoke and heat venting systems, maintenance of sprinkler systems, maintenance of smoke detectors, maintenance of CO2 fault alarm systems, maintenance of emergency power generators, maintenance of lightning protection systems, maintenance of door intercom and opening systems, maintenance of maintenance of roller shutters and gates, maintenance of sun protection systems, maintenance of awnings, maintenance of electrical systems, maintenance of water softening and sanitary installations, maintenance of Lifting equipment, maintenance of fire extinguishers, maintenance of dry piping, maintenance of fire water pressure boosting system, maintenance of water-repellent parts of the building, cleaning of the facade, gutter cleaning, maintenance of door locks, maintenance of window hinges, necessary inspections by fire brigade or technical monitoring organisations, legionella testing in accordance with Drinking Water Ordinance (TrinkwV).

(3)      Die Miete wird unabhängig vom Mietbeginn erst fällig, sobald durch Vorlage eines vollständigen Grundbuchauszugs die ranggerechte Eintragung der Mieterdienstbarkeit im Grundbuch gemäß § 10 nachgewiesen ist. Mit Vorlage eines Grundbuchauszugs, der die ranggerechte Eintragung der Mieterdienstbarkeit nachweist, sind gegebenenfalls auch die Mietzahlungen für vergangene Monate seit Mietbeginn nachzuzahlen, für die aufgrund der fehlenden Grundbucheintragung noch keine Miete gezahlt wurde.

(3)      Irrespective of the start of the lease, the rent shall only become due as soon as, by submitting a complete extract from the land register, the properly ranking entry of the tenant's easement in the land register in accordance with § 10 has been proven. Upon presentation of an extract from the land register proving the correctly ranking entry of the tenant's easement, if applicable, the rent payments for any past months since the beginning of the lease, for which no rent has been paid yet due to the missing entry in the land register, shall also be paid.

§ 6 Erhaltungspflichten des Vermieters	Article 6 Lessor´s Maintenance Obligations

Der Vermieter ist verantwortlich für die Erhaltung von Gesamtobjekt und Mietgegenstand. Dies gilt insbesondere für die Instandhaltung, Instandsetzung und ggf. erforderliche Ersatzbeschaffung an Dach und Fach. Der Vermieter ist jedoch berechtigt, die ihm bei der Erhaltung des Mietgegenstands und der Gemeinschaftseinrichtungen entstehenden Kosten (nicht an Dach und Fach) bis zu einem Höchstbetrag von 5 % der jährlichen Nettokaltmiete auf den Mieter umzulegen. Die Parteien verstehen unter dem Begriff „Dach“: Die Dachkonstruktion einschl. Dacheindeckung, Vordächer, Verglasung und damit verbundene Klempner-/ Metallbauarbeiten, Regenwasserrohre und Blitzableiter sowie Dachterrassen, jedoch nicht die Oberflächen und Bepflanzung der Dachterrassen. Unter dem Begriff „Fach“ verstehen die Parteien: Sämtliche Fundamente, tragende Rohbaukonstruktionen, Geschossdecken, alle Außenwände inklusive Außenputz, die Fenster und Außentüren, die Schornsteine, wie auch alle bei Gebäudeerrichtung verlegten Ver- und Entsorgungsleitungen in Wänden, Decken und Böden bis zum Austritt aus dem Mauerwerk in die Räumlichkeiten.

The Lessor is responsible for the maintenance of the entire property and the Lease Object. This applies in particular to maintenance, restoration and any necessary replacement purchase for the roof and compartment. However, the Lessor is entitled to pass on the costs incurred for the maintenance of the Lease Object and the communal facilities (not the roof and compartment) to the Lessee up to a maximum amount of 5 % of the annual net base rent. By the term “roof” the Parties understand: Roof construction, including roof covering, canopies, glazing and related plumbing and metalwork, rainwater pipes and lightning rods as well as roof terraces, but not the surfaces and planting of the roof terraces. By the term “compartment” the Parties understand: all foundations, load-bearing structural constructions, storey ceilings, all exterior walls, including exterior plaster, the windows and exterior doors, the chimneys, as well as all the supply and disposal lines in the walls, ceilings and floors that were laid during the construction of the building up to the outlet from the masonry to the premises.

§ 7 Wertsicherungsklausel	Article 7 Indexation Clause

      Ändert sich der Verbraucherpreisindex für Deutschland auf der Grundlage des Basisjah- res 2010 = 100 nach den Feststellungen des Statistischen Bundesamtes oder einer Nach- folgeorganisation gegenüber dem Stand zum Beginn des Mietverhältnisses bzw. zum Zeitpunkt der letzten Mietanpassung aufgrund dieser Wertsicherungsklausel um mindestens 5%, so kann jede Partei eine Anpassung der Miete in dem gleichen prozentualen Verhältnis zum auf den Eingang des Anpassungsverlangens folgenden Monatsbeginn verlangen.

      If the consumer price index for Germany changes on the basis of the base year 2010 = 100 in accordance with the findings of the Federal Office for Consumer Prices or a successor organisation compared with the status at the beginning of the rental agreement or at the time of the last rent adjustment on the basis of this index clause by at least 5%, each party may make an adjustment of the rent in the same percentage ratio to the amount received.

§ 8 Mietzahlung	Article 8 Rent Payment

(1)      Die Miete ist monatlich im Voraus, spätestens am 5. Werktag des Monats porto- und spesenfrei auf das Konto des Vermieters IBAN [                                             ]zu zahlen.

(2)      Start Mietzahlungen: Nach Übergabe des neuen Gebäudes.

(1)      The rent is payable monthly in advance, free of postal charges and expenses, no later than on the fifth working day of the month, to the Lessors account IBAN [                                             ].

(2)      Start of rent payment: After handover of the new building.

§ 9 Verkehrssicherungspflicht	Article 9 Legal Duty to Ensure Safety

      Der Mieter trägt die Verkehrssicherungspflicht für das Mietobjekt sofern der Vermieter keine anderweitigen Regelungen getroffen hat und stellt den Vermieter von Ansprüchen Dritter aus der Verletzung dieser Verkehrssiche- rungspflicht auf erste Anforderung frei. Der Mieter übernimmt es, insbesondere die Gehwege und Zuwege vor und zu dem Mietobjekt von Schnee zu räumen und gegen Glatteis zu streuen. Das gleiche gilt für den Parkplatz und dessen Zufahrten und Zuwege.

      Lessee bears the legal duty to ensure safety within the Lease Object unless Lessor has made any other such provisions, and Lessee will hold Lessor harmless upon first demand from claims of third parties arising from any breach of such duty. Lessee assumes the responsibility of removing snow particularly from the walkways and access routes to and from the Lease Object and gritting in the event of black ice. The same applies to the car park and the walkways and access routes to and from it.

§ 10	Article 10
Mieterdienstbarkeit	Easement of tenant

(1)      Der Vermieter verpflichtet sich, zur Sicherung des durch diesen Mietvertrag begründeten Nutzungsrechts des Mieters zugunsten des Mieters und zulasten des in § 1 des Mietvertrages näher bezeichneten Mietgrundstücks eine beschränkte persönliche Dienstbarkeit nachfolgenden Inhalts im Rang vor sämtlichen in Abteilung III des Grundbuchs eingetragenen Belastungen eintragen zu lassen:

(1)      The Lessor undertakes to register, with seniority towards all encumbrances registered in the land register's division III, a limited personal easement with the following content in order to secure the Lessee's right of use established by this lease agreement for the benefit of the Lessee and encumbering the rented property described in more detail in § 1 of the rental agreement:

(1) Der Vermieter räumt zulasten des Grundbesitzes Grundbuch von Stein, beim Amtsgericht Sigmaringen, Blatt 10033, Flur SW 1407, Flurstück 1228/2, Lotzenäcker 25 Gebäude- und Freifäche, mit einer Größe von [         ]m², zu Gunsten des Mieters (nachfolgend auch „Berechtigter" genannt) eine beschränkte persönliche Dienstbarkeit ein, nach dessen Inhalt der Berechtigte das Recht hat, den in dem als Anhang 1 des Mietvertrages beigefügten Lageplan dargestellten Gebäudeteil für Entwicklung, Produktion und Vertrieb von medizintechnischen Erzeugnissen sowie die Verkehrsflächen und andere Gemeinschaftsflächen auf dem Grundstück des Vermieters zu nutzen (das „Alleinnutzungsrecht" oder  „Dienstbarkeitsgegenstand").

(1) The Lessor shall give the Lessee, at the expense of the property, the land register of Stein, at the Sigmaringen Local Court, sheet 10033, corridor SW 1407, plot 1228/2, Lotzenäcker 25 building and open space, with a size of [         ]m², in favour of the Tenant (hereinafter also referred to as the "beneficiary") a limited personal easement, the contents of which entitle the Authorised Party to use the part of the building shown in the site plan attached as Annex 1 to the lease agreement for the development, production and distribution of medical technology products as well as the circulation areas and other common areas on the Landlord's property (the "sole right of use" or "easement object").

Die Ausübung der Dienstbarkeit durch Dritte wird gestattet.	The easement may be exercised by third parties.

(2) Für diese Nutzung hat der Berechtigte dem Eigentümer des Dienstbarkeitsgegenstandes (§ 328 Abs. 1 BGB), ein Entgelt entsprechend den Zahlungsregelungen des für den Dienstbarkeitsgegenstand zwischen dem Eigentümer und dem Berechtigten oder dessen Rechtsnachfolger bestehenden zuletzt gültigen Mietvertrages in der zuletzt gezahlten bzw. zur Zahlung fälligen Höhe (einschließlich der Regelungen zur Wertsicherungsklausel, zur gesetzlichen Umsatzsteuer, zur Zahlung von Mietnebenkosten, zur Fälligkeit etc.) zu leisten; dies gilt auch im Fall der Kündigung des Mietvertrages gemäß § 57a ZVG, § 111 InsO oder aufgrund von Formfehlern) z.B. - aber nicht abschließend - Schriftformverstoß).

(2) For this use, the beneficiary has to pay the owner of the object of easement (§ 328 (1) BGB) a fee in accordance with the payment regulations of the last valid rental agreement for the object of easement between the owner and the benificiary or his legal successor in the last paid or due for payment (including the provisions on the value assurance clause, statutory value added tax, payment of incidental rental costs, due date, etc.); this also applies in the event of termination of the rental agreement pursuant to § 57a ZVG, § 111 InsO or due to formal errors) e.g. - but not conclusively - breach of the written form).

(3) Der Höchstbetrag des Wertersatzes für die beschränkte persönliche Dienstbarkeit beträgt gemäß § 882 BGB EUR 5.000,00. Die Dienstbarkeit ist im Grundbuch nicht ohne Eintragung dieses Höchstbetrages einzutragen.

(3) The maximum amount of compensation for the limited personal easement is EUR 5,000.00. The easement cannot be entered in the land register without this maximum amount being entered.
(4) Die vorstehende Dienstbarkeit ist an rangbereiter Stelle und vorrangig vor den Rechten in Abteilung III des Grundbuches eintragen zu lassen.	(4) The easement is to be entered in Section III of the land register in a position ready for ranking and with priority before other rights.

Dienstbarkeiten/Reallasten wie z.B. Geh-, Fahr-, Leitungsrechte und solche Rechte die im Rahmen der Bebauung erforderlich sind (z.B. Nutzungsrechte für Parkplätze, Grenzbebauung, Überbaurechte etc.) dürfen der Dienstbarkeit im Rang vorgehen. Hierfür erforderliche Erklärungen zur Vorrangeinräumung und zum Rangrücktritt wird der Mieter jederzeit auf unmittelbares Anfordern des Vermieters zur Verfügung stellen.

Easements/real loads such as walking rights, driving rights, line rights and such rights that are necessary within the scope of the development (e.g. rights of use for parking spaces, border development, superstructure rights etc.) may take priority over the easement. The Lessee shall provide the necessary declarations of priority and subordination at any time upon direct request by the Lessor.

(5) Diese beschränkte persönliche Dienstbarkeit erlischt, wenn hinsichtlich des Dienstbarkeitsgegenstandes eine der folgenden auflösenden Bedingungen eingetreten ist:	(5) The limited personal easement expires if one of the following conditions resolving the subject matter of the easement has occurred:

(a) das zwischen dem Eigentümer und dem Berechtigten oder dessen Rechtsnachfolgern bestehende Mietverhältnis ist infolge Kündigung beendet; ausgenommen ist nur eine Kündigung nach § 57a ZVG, § 111 InsO oder aufgrund vom Formfehlern (z.B. aber nicht abschließend Schriftformverstoß);

(a) the tenancy existing between the owner and the beneficiary or his legal successors is terminated as a result of notice of termination; the only exception is notice of termination pursuant to § 57a ZVG, § 111 InsO or due to a formal error (e.g. but not conclusive breach of the written form);

(b) der Berechtigte oder sein Rechtsnachfolger erfüllt die laufenden Mietzahlungsverpflichtungen aus dem Mietverhältnis oder die Entgeltzahlungsverpflichtung gemäß vorstehender Ziffer 2 gegenüber dem Eigentümer oder einem Zwangsverwalter entsprechend § 543 Abs. 2 S. 1 Nr. 3 BGB nicht;

(b) the beneficiary or his legal successor does not fulfil the current rental payment obligations arising from the rental relationship or the payment obligation in accordance with the above number 2 towards the owner or a forced administrator in accordance with § 543 (2) sentence 1 no. 3 BGB;

(c) das Mietverhältnis ist infolge Zeitablaufs oder einvernehmlicher Aufhebung beendet;	(c) the lease is terminated as a result of the lapse of time or amicable termination;
(d) über den Berechtigten oder seinen Rechtsnachfolger wurde das Insolvenzverfahren eröffnet oder die Eröffnung des Insolvenzverfahrens mangels Masse abgelehnt;	(d) insolvency proceedings have been opened against the beneficiary or his legal successor or the opening of insolvency proceedings has been refused for lack of assets;

(e) der Eigentümer und der Berechtigte oder dessen Rechtsnachfolger vereinbaren, ohne vorherige schriftliche Zustimmung der jeweiligen Grundpfandrechtsgläubiger, die in Abt. III des Dienstbarkeitsgegenstandes eingetragen sind oder werden, oder deren Rechtsnachfolgern, oder deren Rechtsnachfolgern

(e) the owner and the beneficiary or their legal successors agree, without the prior written consent of the respective mortgagees who are or will be registered in Section III of the easement object, or their legal successors, or their legal successors

• den gemäß Ziffer 3 vereinbarten Höchstbetrag des Wertersatzes der beschränkten persönlichen Dienstbarkeit gemäß § 882 BGB in Höhe von EUR 5.000,00 zu ändern oder aufzuheben oder

• to change or cancel the maximum amount of the compensation for lost value of the limited personal easement in accordance with § 882 BGB (German Civil Code) in the amount of EUR 5,000.00 agreed in accordance with item 3, or

• den Inhalt der beschränkten persönlichen Dienstbarkeit zu ändern oder	• to change the content of the limited personal easement, or
• einem anderen Grundpfandrechts-gläubiger den Vorrang vor der beschränkten persönlichen Dienstbarkeit einzuräumen.	• to grant another mortgagee priority over the limited personal easement.
Die auflösenden Bedingungen sind als Inhalt der beschränkten persönlichen Dienstbarkeit in das Grundbuch einzutragen.	The dissolving conditions are to be entered in the land register as contents of the limited personal easement.
(6) Der Berechtigte nimmt die Einräumung der entsprechenden beschränkten persönlichen Dienstbarkeiten an.	(6) The beneficiary accepts the granting of the corresponding limited personal easements.
(7) Schuldrechtliche Vereinbarungen:	(7) Contractual agreements:

(a) Der Vermieter und der Berechtigte verpflichten sich gegenüber den jeweiligen Grundpfandrechtsgläubigern ohne vorherige schriftliche Zustimmung der jeweiligen Grundpfandrechtsgläubiger die in Abteilung III des Dienstbarkeitsgegenstandes eingetragen sind oder werden, und deren Rechtsnachfolgern (§ 328 Abs. 1 BGB),

(a) The Landlord and the Beneficiary shall undertake towards the respective mortgagees who are or will be registered in Section III of the easement object and their legal successors (§ 328 (1) BGB) without the prior written consent of the respective mortgagees, to

• den Inhalt der beschränkten persönlichen Dienstbarkeit nichts ändern,	• not modify the content of the limited personal easement,
• den Höchstbetrag gemäß § 882 BGB in Höhe von EUR 5.000,00 für die beschränkte persönliche Dienstbarkeit nicht zu ändern oder aufzuheben,	• not change or cancel the maximum amount according to § 882 BGB in the amount of EUR 5,000.00 for the limited personal easement,
• keinem anderen Grundpfandrechtsgläubiger den Vorrang vor der beschränkten persönlichen Dienstbarkeit einzuräumen.	• not give any other mortgagee priority over the limited personal easement.

(b) Werden die Regelungen zum Mietzins und der Mietlaufzeit ohne Zustimmung der jeweiligen Grundpfandrechtsgläubiger, die in Abteilung III des Dienstbarkeitsgegenstandes eingetragen sind oder werden, bzw. deren Rechtsnachfolgern (§ 328 Abs. 1 BGB), verändert, kann der jeweilige Grundpfandrechtsgläubiger die Löschung dieser beschränkten persönlichen Dienstbarkeit verlangen.

b) If the regulations on the rent and the rental period are changed without the consent of the respective mortgagees who are or will be registered in section III of the easement or their legal successors (§ 328 (1) BGB), the respective mortgagee can demand the cancellation of this limited personal easement.

(c) Wird das Mietverhältnis in Folge Kündigung gemäß § 57a ZVG, § 111 InsO oder aufgrund von Formfehlern (z.B. - aber nicht abschließend - Schriftformverstoß) beendet, und besteht die Dienstbarkeit fort, gelten sämtliche Regelungen des Mietvertrages in der zuletzt gültigen Fassung für die Nutzung des Dienstbarkeitsgegenstands ist entsprechend. Der Berechtigte verpflichtet sich gegenüber dem jeweiligen Eigentümer des Dienstbarkeitsgegenstandes (§ 328 Abs. 1 BGB), die Dienstbarkeit löschen zu lassen, wenn nach den Regeln des Mietvertrages oder, soweit der Mietvertrag hierzu schweigt, in Anwendung der gesetzlichen mietrechtlichen Vorschriften (§§ 535 BGB ff.) das Mietverhältnis beendet gewesen wäre.

(c) If the lease is terminated as a result of termination pursuant to § 57a ZVG, § 111 InsO or due to formal errors (e.g. - but not conclusive - violation of the written form), and if the easement continues to exist, all provisions of the lease agreement in the most recent version for the use of the object of easement shall apply accordingly. The beneficiary undertakes towards the respective owner of the object of easement (§ 328 (1) BGB) to have the easement deleted if the lease would have been terminated according to the provisions of the lease agreement or, if the lease agreement is silent on this matter, in application of the statutory provisions of tenancy law (§§ 535 BGB ff.).

(d) Die Parteien verpflichten sich, alle Rechte und Pflichten aus dieser Vereinbarung (einschließlich dieser Übertragungsverpflichtung) auf eventuelle Rechtsnachfolger in vollem Umfang zu übertragen. Diese Verpflichtung besteht auch gegenüber den jeweiligen Grundpfandrechtsgläubiger und hinsichtlich der ihnen gegenüber bestehenden Pflichten (§ 328 Abs. 1 BGB).

(d) The parties undertake to transfer all rights and obligations under this agreement (including this transfer obligation) to any legal successor in full. This obligation also exists towards the respective mortgagees and with regard to the obligations existing towards them (§ 328 (1) BGB).

(8) Soweit im Rahmen dieser Dienstbarkeitsvereinbarung vereinbarte Regelungen nicht dinglicher Inhalt einer beschränkten persönlichen Dienstbarkeit sein können, gilt der jeweilige Inhalt als zwischen den Parteien schuldrechtlich vereinbart.

(8) As far as regulations agreed upon in the context of this easement agreement cannot be the real content of a limited personal easement, the respective content is considered to be agreed upon between the parties according to the contractual obligations.

(9) Die Kosten der Eintragung und Löschung der beschränkten persönlichen Dienstbarkeit sowie für etwaige erforderliche Rangänderungen trägt der Mieter.	The costs of registration and cancellation of the limited personal easement as well as for any necessary changes of rank shall be borne by the Lessee.

(2)      Der Vermieter verpflichtet sich die Mieterdienstbarkeit bis spätestens zum 1. Mai 2021 eintragen zu lassen. Sollte die Mieterdienstbarkeit nicht bis spätestens zum 1. Mai 2021 im Grundbuch eingetragen ist, schuldet der Vermieter dem Mieter eine Vertragsstrafe in Höhe von EUR [                  ].

(2)      The Lessor undertakes to register the tenant's easement by 1 May 2021 at the latest. Should the tenant's easement not be entered in the land register by May 1, 2021 at the latest, the Landlord shall owe the Tenant a lump-sum compensation in the amount of EUR [                  ].

§ 11 Rückgabe	Article 11 Return

Bei Beendigung des Mietverhältnisses hat der Mieter den Mietgegenstand wie folgt zurückzugeben:

•         sämtliche beweglichen Einrichtungsgegenstände sowie alle von dem Mieter nach dem Einzug vorgenommenen Einbauten sind zu entfernen und der ursprüngliche Zustand (Zeitpunkt der Übergabe) ist fachgerecht wiederherzustellen, hierdurch entstehende Schäden sind zu beseitigen;

•         sämtliche Außenwerbeanlagen sind zu demontieren, hierdurch entstehende Beschädigungen der Fassade sind auszubessern;

•         der Mietgegenstand ist insgesamt zu reinigen;

•         etwaige fällige, aber noch nicht durchgeführte Schönheitsreparaturen sind nachzuholen;

•         sämtliche im Besitz des Mieters befindlichen Schlüssel/ Schließkarten - auch für von dem Mieter eingebaute Schließanlagen - sind an den Vermieter zu übergeben.

Upon termination of the Lease Agreement, the Lessee has to return the Lease Object as follows:

•         all movable furniture and fixtures as well as all installations made by the Lessee after moving in have to be removed and the original condition (existing at the time of handover) must be restored professionally; any damage caused by this must be repaired;

•         all outdoor advertising systems have to be removed; any damage to the façade resulting from this has to be repaired;

•         the Lease Object is to be cleaned as a whole;

•         any cosmetic repairs which are due but have not yet been carried out have to be made up;

•         all keys/locking cards in the Lessee's possession - also for locking systems installed by the Lessee – have to be handed over to the Lessor.

§ 12 Salvatorische Klausel	Article 12 Severability Clause

(1)      Sollte eine oder mehrere Bestimmungen dieses Vertrages ganz oder teilweise rechtsunwirksam sein oder werden, so soll der Bestand der übrigen Bestimmungen hierdurch nicht berührt werden. Die Parteien verpflichten sich vielmehr, an einer Vereinbarung mitzuwirken, die in wirtschaftlicher Hinsicht dem ursprünglichen Parteiwillen soweit wie möglich entspricht. Entsprechendes soll gelten, falls sich eine regelungsbe- dürftige Lücke aus diesem Vertrag erge- ben sollte.

(1)       If one or more provisions of this Agreement should be or become void in whole or in part, this will not affect the validity of the other provisions. The parties undertake to work together to reach an agreement that reflects as closely as possible in economic terms the parties' original intention. This applies mutatis mutandis if it should become apparent that a point that should have been provided for in this Agreement has been omitted.

(2) Außer den in diesem Vertrag festgeleg- ten Vertragsbestimmungen sind keine Nebenabreden getroffen worden.	(2) Beyond the contractual provisions set out in this Agreement, no side agreements have been concluded.

§ 13 Änderungen und Ergänzungen, Schrift- form, Sprache und geltendes Recht	Article 13 Amendments and Additions, Written Form, Language and Governing Law
(1) Änderungen und Ergänzungen dieses Vertrages einschließlich der Vertrags- anlagen und der Vertragsaufhebung be- dürfen der Schriftform. Diese Klausel kann auch nicht mündlich abgeändert werden.	(1) Amendments and additions to this Agreement, including its annexes and the mutually agreed termination of the Agreement, require written form. This clause may not be amended orally.

(2)      Den Mietvertragsparteien sind die be- sonderen gesetzlichen Schrifterforder- nisse der §§ 550 i.V.m. 578 Abs. 1 BGB bekannt.  Sie sind sich darüber einig, dass   der Mietvertrag in schriftlicher Form gemäß §§ 550, 578 BGB ge- schlossen sein soll. Sie verpflichten sich hiermit gegenseitig, auf jederzeitiges Verlangen einer Partei alle Handlungen vorzunehmen und Erklärungen abzuge- ben, die erforderlich sind, um dem ge- setzlichen Schriftformerfordernis Ge- nüge zu tun und den Mietvertrag nicht unter Berufung auf die Einhaltung der gesetzlichen Schriftform vorzeitig zu kündigen. Dies gilt nicht nur für den Ab- schluss des Ursprungsvertrages, son- dern      auch      für Nachtrags-, Änderungs- und Ergän- zungsverträge. Im Falle einer jeden Veräußerung des Mietgegenstandes ist es dem Erwerber nicht verwehrt, sich auf einen etwaigen Schriftformmangel zu berufen. Der Mieter verpflichtet sich je- doch, auf Verlangen des Erwerbers mit diesem einen Nachtrag, der der Schrift- form entspricht, zu schließen, mit dem der Inhalt des vorstehenden Absatzes auch zum Vertragsgegenstand im Ver- hältnis Mieter / Erwerber gemacht wird.

(2)      The Parties to the Lease Agreement are aware of the special statutory written form requirements contained in § 550 in conjunction with  § 578 (1)  of  the Civil Code.   They agree that the Lease Agreement is to be concluded in written form pursuant to § 550 and § 578 of the Civil Code. The parties hereby undertake towards one another to carry out all actions and to provide all declarations that are necessary to satisfy the statutory written form requirement at the request of either of the parties at any time and not to terminate the Lease Agreement ahead of time on the grounds of non- compliance with the statutory written form requirement. This applies not only to the conclusion of the original agreement, but also to all addenda, amendments and additional agreements. In the event of any sale of the Lease Object, the purchaser is not prohibited from pleading a possible defect in written form. If requested by the purchaser to do so, however, Lessee undertakes to conclude an addendum with the purchaser that satisfies the written form requirement, by way of which the content of the above paragraph is also made the subject matter of the contract in the relationship between Lessee and the purchaser.

(3) Im Falle eines Widerspruchs zwischen der deutschen und der englischen Fas- sung dieser Vereinbarung ist die deut- sche Fassung maßgebend.	(3) In case of any inconsistency between the German and the English version of this Agreement, the German version shall prevail.
(4) Die vorliegende Vereinbarung unterliegt dem deutschen Recht.	(4) This Agreement shall be governed by and construed in accordance with German law.
Morges, den 02.11.2020	Hechingen, the 28.10.2020
/s/ A. Sunnanväder (Vermieter / Lessor)	/s/ Peter Barthold (Mieter / Lessee)

Anhänge:	Attachments:

ANNEX 1

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ANNEX 2

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ANNEX 3

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ANNEX 4

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